Exhibit 99.2

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

January 25, 2006
AVNET PLANS REGISTERED OFFERING
ON BEHALF OF PERMIRA SHAREHOLDERS

     PHOENIX, AZ — January 25, 2006 — Avnet, Inc. (NYSE: AVT) announced today that it intends to file with the Securities and Exchange Commission a prospectus supplement to its existing registration statement on Form S-3 to register for resale approximately 13 million shares of the Company’s common stock, which represent the balance of the unregistered shares the Company issued to Permira funds on July 5, 2005 in connection with the Company’s Memec acquisition. No new shares will be issued by the Company as part of this registered offering and, accordingly, the shares outstanding are unaffected by this offering. The registration of these shares, along with the approximately five million shares held by Permira funds that have already been registered under a previously filed prospectus supplement, would allow the Permira funds to sell in an underwritten offering all of the shares of the Company’s common stock that they hold. The Company is taking this action following its receipt from the Permira funds of a notice of exercise of one of their demand registration rights under the terms of the Registration Rights Agreement, dated July 5, 2005, between the Company and the former shareholders of Memec Group Holdings Limited.
     The other former Memec shareholders party to the Registration Rights Agreement are, under the terms of that agreement, entitled to participate in the offering. There can be no assurance, however, that the offering will be completed as currently planned or that any shares will ultimately be sold pursuant to such offering. The amount of shares actually sold from time to time pursuant to the offering will depend on market conditions and other factors in existence at the time of any such sale.
     These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Avnet does not undertake any obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.

About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For fiscal year ended, July 2, 2005, Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

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